EXHIBIT 23.1


                      CONSENT OF INDEPENDENT AUDITORS

           We consent to the incorporation by reference in the Registration Statement of CoreComm Limited, for the registration of 4,000,000 shares of its Common Stock (including Series A Junior Participating Preferred Stock Purchase Rights) pertaining to the CoreComm Limited 1998 Stock Option Plan, of our reports, dated February 26, 1999, with respect to the consolidated financial statements and schedule of CoreComm Limited and its predecessor OCOM Corporation Telecoms Division included in its Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                    /s/ Ernst & Young LLP
                                    -------------------------------
                                    ERNST & YOUNG LLP

 New York, New York
 March 24, 1999